UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  MARCH 13, 2009

NN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23486	62-1096725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Waters Edge Drive Johnson City, Tennessee		37604
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (423)743-9151

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFT 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFT 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFT 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17CFT 240.13c-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

NN, Inc. has amended and restated its two current credit facilities.

On March 13, 2009, the Company amended and restated its current revolving credit facility with Key Bank as the administrative agent.  At that time, it also amended and restated the terms of the agreement for its senior notes.  These facilities were revised to change certain financial covenants to reflect current economic and business conditions and to assure the availability of credit for NN.

The $90 million revised syndicated credit agreement which expires in September 2011 provides for the borrowing of available funds by the Company’s domestic and European subsidiaries and is collateralized by assets of the Company in addition to pledges of stock and guarantees of its domestic and foreign subsidiaries.  The loan agreements contain customary covenants including restrictions on payments for dividends, capital expenditures and stock repurchases.  The revolving loan agreement carries a revised interest rate of LIBOR plus 4% and the senior notes which are due in April 2014, carry a revised interest rate of 8.5%.  At current interest rates, this yields a blended interest rate of approximately 6%.

Exhibit:

Exhibit Number     Description of Exhibit
99.1                        Press Release of NN, Inc. dated March 16, 2009.

99.2        NN, Inc. $90,000,000 8.50% Senior Notes, Series A, due April 26, 2014 and Uncommitted Shelf Facility Second Amended and Restated Note Purchase and
            Shelf Agreement dated March 13, 2009

99.3                NN, Inc. Amended and Restated Credit agreement among NN, Inc. as US Borrower and The Foreign Borrowers named herein as Lenders, Keybank
            National  Association as Lead Arranger, Book Runner and Administrative Agent and Regions Bank as Swing Line Lender dated as of
            September 21, 2006, as amended and restated as of March 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NN, INC.

Date: March 16, 2009	By:	/s/ William C. Kelly, Jr.
Name : William C. Kelly, Jr.
Title : Vice President and Chief Administrative Officer